CINCINNATI  FINANCIAL  CORPORATION

Investor Contact: Dennis E. McDaniel, 513-870-2768

CINF-IR@cinfin.com

Media Contact: Joan O. Shevchik, 513-603-5323

Media_Inquiries@cinfin.com

Cincinnati Financial Board Acts to Comply with Nasdaq Rule on Audit Committee Composition

Cincinnati, September 24, 2009 – Cincinnati Financial Corporation (Nasdaq: CINF) on September 22 received The Nasdaq Stock Market’s notice of noncompliance with Rule 5605(c)(2)(A)– Audit Committee Composition. In the same letter, Nasdaq indicated that the company’s board actions on September 18 corrected the deficiency, regaining compliance to close the matter.

On September 18, the board accepted the resignation from the audit committee and from the compensation committee of Gregory T. Bier, CPA (ret.). The audit committee has five continuing independent directors, and the compensation committee has three continuing independent directors. Bier had served on the audit committee since April 2007 and the compensation committee since May 2009. A director since November 2006, Bier continues to serve on the board and its investment committee.

Nasdaq requires that all directors who serve on audit and compensation committees be classified as independent per Nasdaq rules. The board re-evaluated Bier’s classification at his request after his recent discovery of facts that he believed might preclude him from being deemed independent, making him technically ineligible to serve on those committees.

Nasdaq’s notice followed the company’s report to Nasdaq on September 18, 2009, of its discovery of relevant facts and its corrective actions. In 2007, the company paid a private construction firm for its work constructing an office building at the company’s Fairfield, Ohio headquarters. The payments related to a contract entered in March 2005, before November 2006, when Bier became a director, and before April 2006, when his brother-in-law was promoted to vice president of one of the construction firm’s principal divisions, operating in Tennessee. While neither Bier nor his relative influenced or benefitted from the 2005 contract, the 2007 payments totaled more than 5 percent of the construction firm’s 2007 consolidated gross revenues, crossing the revenue threshold under Listing Rule 5605(a)(2)(D) and technically disallowing Bier’s classification as an independent director.

Cincinnati Financial’s board of directors continues to have 13 members, including a majority classified as independent per Nasdaq rules.

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, annuities and surplus lines property and casualty insurance. For additional information about the company, please visit www.cinfin.com.

Mailing Address:

Street Address:

P.O. Box 145496

6200 South Gilmore Road

Cincinnati, Ohio 45250-5496

Fairfield, Ohio 45014-5141

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